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                                                                    Exhibit 99.2

PRESS RELEASE

TACT CEO INCREASES INVESTMENT IN COMPANY BY $350,000

           BenTov Buys Convertible Preferred Shares at $0.66 Per Share

NEW YORK, NY The A Consulting Team, Inc. (August 12, 2002) - TACT (Nasdaq
SmallCap: TACX), an end-to-end IT and e-Service provider to Fortune 1000 companies, today announced that its chairman and CEO, Shmuel BenTov has purchased $350,000 of Convertible Preferred Shares of the Company. The Preferred shares, which carry an annual 7 percent dividend, are convertible into the Company's common shares on a one-for-one basis or 530,304 common shares. Mr. BenTov paid $0.66 per share, which compares to the previous market closing price of $0.56 per share for TACT's common stock. The purchase price of the preferred shares was set at the current tangible book value, which is 18% higher than the current market price."

Mr. BenTov commented, "After delivering four consecutive quarters of profitability totaling $0.14 per share of earnings, the shares continue to trade under its tangible book value of $0.66 per share. I perceive this as an excellent opportunity to increase my investment in the company as we continue our turnaround and TACT believes with the purchase of the stock TACT will qualify for an additional 180 day grace period to meet the minimum bid price criteria of $1.00 per share for continued listing on The NASDAQ SmallCap Market."

About TACT


TACT (Nasdaq: TACX) is an end-to-end IT Services and e-Services provider to Fortune 1000 companies and other large organizations. TACT through its SMART Approach, a leading edge set of end-to-end solutions and services that include Strategy, Methodology, Architecture, Resources and Tools provides its clients with modernization services, which include systems that should be replaced and rewritten, enhanced, converted or Web Enabled. More information about TACT(R) can be found at its web site at http://www.tact.com

"Safe Harbor" Statements under the Private Securities Litigation Reform Act of 1995: Statements made in this press release which are not historical facts, including those that refer to TACT plans, beliefs and intentions, are "forward-looking statements" that involve risks and uncertainties. These risks and uncertainties could cause actual results to differ materially from the forward-looking statements, and include, but are not limited to, TACT's ability to scale its existing and any new businesses. For a more complete description of the risks that apply to TACT's business, please refer to the Company's filings with the Securities and Exchange Commission. The Company's actual results may differ materially from the results anticipated in these forward-looking statements as a result of certain factors set forth under Risk Factors and elsewhere in the Company's Annual Report on Form 10-K with the Securities and Exchange Commission on April 2, 2002.